Exhibit 99.1

Fresh Vine Wine, Inc. Enters Into Letter of Intent With Live Entertainment and Hospitality Company Notes Live, Inc.

CHARLOTTE, N.C., Dec. 04, 2023 (GLOBE NEWSWIRE) -- Fresh Vine Wine Inc. (NYSE American: VINE) (“Fresh Vine”) today announced it has entered into a non-binding letter of intent for a business combination transaction with Notes Live, Inc. (“Notes Live"), the Colorado-based live entertainment and hospitality company that currently operates venues in Colorado Springs and the Atlanta metropolitan area. Notes Live is also in the process of developing the Sunset Amphitheatre, a luxury open-air music and entertainment amphitheater in Colorado Springs, is actively engaging in additional developments in Oklahoma City and Broken Arrow, Oklahoma, and plans to expand in the North Texas market. It is anticipated that a definitive agreement will be executed by January 31, 2024, with a closing anticipated in the second quarter of 2024, subject to various closing conditions.

The letter of intent contemplates Fresh Vine combining with Notes Live through a merger transaction or other legal structure that is to be determined in connection with reaching a definitive agreement. The relative enterprise values of Fresh Vine and Notes Live will also be finalized in connection with reaching a definitive agreement, but the parties expect that the owners of Notes Live would own a substantial majority of the issued and outstanding shares of Fresh Vine common stock on a post-transaction basis, which may be in excess of 90%.

The letter of intent sets forth certain conditions precedent to any closing of the transaction, including, among other things, the completion of due diligence to the satisfaction of the both parties, a financing-based condition, Fresh Vine continuing to remain listed on the NYSE American stock exchange, the approval of Fresh Vine and Notes Lives’ boards of directors and requisite approval of the shareholders of Fresh Vine, together with any related regulatory approvals that may be required, including any required approval by NYSE American of the continued listing of our common stock after any closing. Any definitive agreement that may be reached is expected to contain other customary and negotiated terms and conditions and may contain terms and conditions different from those contemplated in the letter of intent. The Company intends to disclose comprehensive details regarding the proposed transaction, including the proposed capitalization of the combined company, upon execution of a definitive agreement. In connection with entering into the letter of intent, Fresh Vine agreed to make a $500,000 equity investment in Notes Lives. Fresh Vines’ equity investment may be refundable under certain circumstances if Notes Live elects not to proceed with the transaction.

Mike Pruitt, Interim CEO and Chairman stated, “After evaluating multiple potential transactions, we were drawn to Notes Live for several reasons. First, JW Roth and his team have a track record of success and an ability to execute. This along with the overall quality of the brand and people, made them the clear standout. We look forward to being a part of JW's vision for Notes Live, while supporting him in his relentless drive to succeed.”

“I can’t tell you how excited I am about this transaction! Notes is poised for growth as we work to transform the fan and artist experience of live music. I have always wanted to establish a company structured to provide our customers and fans with an opportunity to own an interest in our vision, and we believe this transaction will provide for exactly that,” says JW Roth, Chairman/CEO Notes Live, Inc.

The letter of intent is non-binding and is intended to express the good faith intention of the parties to work cooperatively for the purpose of negotiating and entering into a definitive agreement governing the transaction. There can be no assurance that the parties will ultimately enter into a definitive agreement or that the proposed transaction will be completed as currently contemplated, or at all.

About Fresh Vine Wine, Inc.

Fresh Vine Wine, Inc. (NYSE American: VINE) is a producer of lower carb, lower calorie premium wines in the United States. Fresh Vine Wine positions its core brand lineup as an affordable luxury, retailing between $14.99 - $24.99 per bottle. Fresh Vine Wine’s varietals currently include its Cabernet Sauvignon, Chardonnay, Pinot Noir, Rosé, Sauvignon Blanc, Sparkling Rosé, and a limited Reserve Napa Cabernet Sauvignon. All varietals have been produced and bottled in Napa, California.

About Notes Live, Inc.

Notes Live, founded by Colorado Springs-based entrepreneur JW Roth, is a live music venue developer focused on building luxury venues that are experience and ambiance centric. It currently boasts entertainment campuses in both Colorado Springs, Colorado, and Gainesville, Georgia that combine the Boot Barn Hall concert venue, Bourbon Brothers restaurant, and Notes Live music and social bar (Colorado Springs only). Notes Live is currently in development of new locations in Oklahoma, Tennessee, and Texas with seating capacities of between 12,500 and 25,000. The company's crown jewel: The Sunset, an 8,000-person open-air amphitheater in Colorado Springs, is set to open for the 2024 touring season.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally can be identified by the use of words such as "anticipate," "expect," "plan," "could," "may," "will," "believe," "estimate," "forecast," "goal," "project," and other words of similar meaning. These forward-looking statements address various matters including statements regarding the timing or nature of future operating or financial performance or other events. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Among these risks and uncertainties are those set forth in the Company’s annual report on Form 10-K for the year ended December 31, 2022, and subsequently filed documents with the SEC. In addition to such risks and uncertainties, risks and uncertainties related to forward-looking statements contained in this press release include the results of due diligence investigations of the Company or Notes Live, our ability to reach a definitive agreement to govern the proposed combination transaction on the timeframe expected or at all, our ability to satisfy financing conditions associated with the proposed transaction, our continued listing on the NYSE American pending or upon completion of the proposed transaction, the sufficiency of our cash and working capital to support continuing operations and pay transaction costs through a closing of the proposed transaction and our ability to obtain additional financing when and if needed to do so, the ultimate success of the combined companies following any consummation of the proposed transaction, and our ability to obtain a refund of our investment in Notes Live should the transaction not proceed. The Company cautions investors not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read the Company's filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the Company undertakes no obligation to update or revise any of these statements. The Company's business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.